Exhibit 99

ORBCOMM ANNOUNCES THIRD QUARTER 2013 RESULTS

– Total Revenues of $19.7 million, Increasing 22.4% Over Prior Year –

– Adjusted EBITDA of $3.5 million, $4.3 Million Ex-Acquisition Related Costs –

– Subscriber Communicators Increased by 27,000 –

– Strategic Alliance Formed with Inmarsat to Collaborate on M2M Opportunities –

– Expands Satellite Offerings with Acquisition of SENS Asset Tracking Operation –

Rochelle Park, NJ, November 7, 2013 – ORBCOMM Inc. (Nasdaq: ORBC), a global provider of Machine-to-Machine (M2M) solutions, today announced financial results for the third quarter ended September 30, 2013.

The following financial highlights are in thousands of dollars, except per share amounts.

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Service Revenues	$13,767	$12,708	$41,174	$36,657
Product Sales	$5,926	$3,386	$13,798	$11,635
Total Revenues	$19,693	$16,094	$54,972	$48,292
Net Income attributable to ORBCOMM Inc. Common Stockholders	$971	$2,307	$3,734	$6,562
Net Income per Common Share - basic	$0.02	$0.05	$0.08	$0.14
EBITDA (1,3)	$2,824	$3,887	$8,617	$11,146
Adjusted EBITDA (2,3)	$3,511	$4,277	$10,658	$12,508

(1)	EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization.
(2)	Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense and noncontrolling interests.
(3)	A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income, is among other financial tables at the end of this release.

Recent Highlights:

•	For the third quarter of 2013, Total Revenues increased 22.4% year-over-year to $19.7 million. Service Revenues increased 8.3% over the prior year period to $13.8 million with increases in organic Service Revenues and from acquisitions. Product Sales of $5.9 million were 75.0% higher than prior year, driven by an increase in organic sales at our Japanese subsidiary, at StarTrak, and from the new acquisitions—GlobalTrak and MobileNet. Revenues in Japan were impacted by a less favorable U.S.$/Yen exchange rate this year compared to last year.

•	Adjusted EBITDA for the third quarter of 2013 was $3.5 million, and includes $0.8 million in Acquisition-related costs. ORBCOMM’s basic EPS is $0.02 for the third quarter of 2013 compared to $0.05 for the comparable period last year. ORBCOMM’s Acquisition-Related costs equal $0.02 per share in the third quarter of 2013 compared to nil per share in the comparable period last year.

•	Net subscriber communicator additions were 27,000 in the third quarter of 2013, bringing the total billable subscriber communicators to 827,000 at September 30, 2013, compared to 744,000 at the end of the third quarter last year. Billable subscriber communicators increased 11% year-over-year. SENS acquisition in October 2013 is expected to add over 20,000 subscriber communicators in the fourth quarter of 2013.

•	On September 4, 2013, ORBCOMM announced that Doosan Infracore Co. Ltd. (Doosan) has selected ORBCOMM to deliver an end-to-end telematics solution tailored for Doosan as well as their customers and dealers for global deployment. ORBCOMM’s solution will provide global satellite data service combined with cellular connectivity through ORBCOMM’s wireless partners, along with state-of-the-art hardware and a robust web-based analytics platform for asset management. Shipments are expected to begin in the first quarter of 2014.

•	On September 12, 2013, ORBCOMM announced that Ryder System, Inc. (Ryder) has selected ORBCOMM to deliver a comprehensive telematics systems solution tailored for Ryder’s fleet of more than 30,000 dry van, refrigerated and flatbed trailers. ORBCOMM’s solution will provide connectivity through ORBCOMM’s state-of-the-art hardware and web-based analytics platform for fleet management. Ryder will utilize the ORBCOMM solution in both its lease and rental trailer fleets in response to customer demand for a tracking and monitoring solution.

•	On September 19, 2013, ORBCOMM announced that its StarTrak division has been selected by John Christner Trucking, LLC (John Christner) to provide a two-way tracking and monitoring solution for its nationwide fleet of refrigerated rail and over-the-road (OTR) trailers. Based in Sapulpa, OK, John Christner will use ORBCOMM’s RT6000+, a powerful two-way reefer telematics device that provides comprehensive temperature, fuel management, maintenance, and logistical applications services for its temperature-controlled cargo. ORBCOMM will also provide a robust web application with advanced data reporting and analytics capabilities to increase in-transit visibility and efficiency of John Christner’s refrigerated transport operations.

•	On October 1, 2013, ORBCOMM announced that it has completed the acquisition of Comtech Mobile Datacom Corporation’s (Comtech) Sensor Enabled Notification System (SENS) operation, which includes satellite enabled hardware, network technology and web platforms. SENS is a market leader in providing one-way satellite products and services utilizing the Globalstar network to more than 20,000 subscribers worldwide. SENS provides secure tracking and messaging products and services to the government, defense, transportation, logistics, and oil & gas industries, all of which are key vertical markets for ORBCOMM.

•	On October 10, 2013, ORBCOMM and Savi Technology (Savi), a leading provider of sensor-based analytics and radio-frequency identification (RFID) solutions, announced a strategic relationship to provide advanced location-based monitoring solutions to government and commercial markets. ORBCOMM and Savi have submitted a proposal in response to the U.S. Army RFID IV project, which will provide both ISO18000-7 RFID tags and a suite of satellite solutions for military logistics support. ORBCOMM’s GlobalTrak division has been a leading player in providing military Enhanced-In-Transit-Visibility (EITV) solutions to the government market since 2008, and Savi is a market leader in military RFID solutions, enabling them to offer vast market experience with the right blend of technology platforms for this proposal.

•	On November 4, 2013, ORBCOMM and Inmarsat, a leading provider of global mobile satellite communications services, announced a strategic alliance to collaborate on joint product development and distribution to address the needs of the rapidly growing satellite M2M market. Additionally, the two companies will investigate opportunities for future satellite network expansion and integration.

For more information on recent highlights, please visit www.orbcomm.com.

“We are excited about the strong momentum, accelerating ORBCOMM’s growth in both the transportation and heavy equipment markets with the addition of new industry leaders like Ryder and Doosan to our customer base. We will continue to look for new opportunities to leverage powerful M2M technologies and infrastructure and infuse them across the existing ORBCOMM platform to increase our service value to the global marketplace,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “Our recent acquisition of the SENS operation, which utilizes the Globalstar one-way satellite network, as well as our newly formed alliance with Inmarsat builds on ORBCOMM’s multi-network operator strategy and strengthens our position as the leading provider of satellite and cellular communications services for the M2M industry.”

“We had a strong third quarter with record Total Revenues of $19.7 million driven by both organic growth and through our acquisitions,” said Robert Costantini, Chief Financial Officer of ORBCOMM. “We continue to incur costs in line with expectations to pursue major customer opportunities that will pay off in higher revenues in the future, and we make those decisions while remaining solidly profitable with Net Income of $0.02 per share, and the third quarter’s Adjusted EBITDA of $3.5 million including Acquisition-Related Costs of almost $800,000, or $4.3 million excluding those costs.”

Financial Results and Highlights

Revenues

For the third quarter ended September 30, 2013, Service Revenues were $13.8 million compared to $12.7 million during the same period last year, an increase of $1.1 million, with growth in our existing business, AIS and $0.3 million in additional revenues from acquisitions. The year-over-year increase of 8.3% was impacted by a $0.2 million reduction related to the Yen exchange rate on a constant currency basis in the quarter.

Product Sales during the third quarter of 2013 were $5.9 million compared to $3.4 million during the same period last year. The year-over-year increase in Product Sales of $2.5 million or 75.0% included an organic 14% increase of $0.1 million at our Japanese subsidiary, and an organic 31% increase of $0.7 million at StarTrak with the remainder coming from acquisitions. Product Sales from the acquisitions of GlobalTrak and MobileNet added $1.6 million. Product Sales in the quarter were lower by $0.3 million due to the Yen exchange rate on a constant currency basis.

Total Revenues for the quarter ended September 30, 2013 were $19.7 million compared to $16.1 million during the same period of 2012, an increase of 22.4% as described above.

Costs and Expenses

Costs and Expenses for the third quarter of 2013 were $18.5 million compared to $13.5 million during the same period in 2012. Costs of Product Sales for the third quarter of 2013 were $4.1 million compared to $2.3 million for the three months ended September 30, 2012, increasing mostly due to higher Product Sales. Product gross profit margins of 30% returned to normal levels in the current year third quarter, up from lower levels in the second quarter of 2013.

Costs of Services, Product Development, and Selling, General and Administrative Expenses were $13.6 million for the third quarter of 2013 compared to $11.1 million in the prior year third quarter, an increase of $2.5 million primarily due to additional operating costs from the acquisitions, pursuing large scale customer opportunities, and costs in anticipation of the OG2 launches. Acquisition-Related Costs were $0.8 million for the third quarter of 2013 and $0.7 million higher than last year’s third quarter.

Income Before Income Taxes, Net Income, and Earnings Per Share

Income Before Income Taxes for the third quarter of 2013 was $1.3 million compared to $2.6 million for the third quarter of 2012. Income Before Income Taxes was lower than prior year largely due to higher costs, including Acquisition-Related Costs, as described above.

Net Income attributable to ORBCOMM Inc. Common Stockholders was $1.0 million for the three months ended September 30, 2013 compared to $2.3 million for the similar three-month period in 2012. Basic Earnings Per Share were $0.02 for the third quarter of 2013 versus $0.05 for the third quarter of 2012. For the three months ended September 30, 2013, the impact of Acquisition-Related Costs was $0.02 per share compared to nil per share in the prior year period.

EBITDA and Adjusted EBITDA

EBITDA for the third quarter of 2013 was $2.8 million compared to $3.9 million in the third quarter of 2012. Adjusted EBITDA for the third quarter of 2013 was $3.5 million compared to $4.3 million in the third quarter of 2012. Adjusted EBITDA for the third quarter includes Acquisition-Related Costs of $0.8 million.

EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company. Please see the financial tables at the end of the release for a reconciliation of EBITDA and Adjusted EBITDA.

Balance Sheet & Cash Flow

At September 30, 2013, Cash and Cash Equivalents, Restricted Cash, and Marketable Securities were $79.7 million, compared to $80.2 million at June 30, 2013, decreasing $0.5 million largely due to Capital Expenditures, offset by cash flow from operating activities.

Cash from operating activities was $3.3 million for the quarter and $5.5 million for the nine months ended September 30, 2013. Total ORBCOMM Inc. Stockholders’ Equity was $190.4 million at September 30, 2013.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions. To access the call, domestic participants should dial 1-800-762-8795 at least ten minutes prior to the start of the call. International callers should dial 1-480-629-9677. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s website at www.orbcomm.com, select the “About us” tab, then the investor relations tab, then select “Presentations and Webcasts,” to access the link to the call. To listen to a telephone replay of the conference call, please dial 1-800-406-7325 domestically or 1-303-590-3030 internationally and enter reservation identification number 4647910. The replay will be available from approximately 12:00 PM ET on November 7, 2013, through 11:59 PM ET on November 21, 2013.

About ORBCOMM Inc.

ORBCOMM is a global provider of Machine-to-Machine (M2M) solutions. Its customers include Caterpillar Inc., Doosan Infracore America, Hitachi Construction Machinery, Hyundai Heavy Industries, I.D. Systems, Inc., Komatsu Ltd., Cartrack (Pty.) Ltd., and Volvo Construction Equipment, among other industry leaders. By means of a global network of low-earth orbit (LEO) satellites and accompanying ground infrastructure as well as our Tier One cellular partners, ORBCOMM’s low-cost and reliable two-way data communication services track, monitor and control mobile and fixed assets in our core markets: commercial transportation; heavy equipment; industrial fixed assets; marine; and homeland security.

ORBCOMM is an innovator and leading provider of tracking, monitoring and control services for the transportation market. Under its ReeferTrak®, GenTrakTM, GlobalTrak®, and CargoWatchTM brands, the company provides customers with the ability to proactively monitor, manage and remotely control their cold chain and dry transport assets. Additionally, ORBCOMM provides Automatic Identification System (AIS) data services for vessel tracking and to improve maritime safety to government and commercial customers worldwide. ORBCOMM is headquartered in Rochelle Park, New Jersey and has its network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future events and include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Such forward-looking statements, including those concerning the Company’s expectations, are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from the results, projected, expected or implied by the forward-looking statements, some of which are beyond the Company’s control, that may cause the Company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: ongoing global economic instability and uncertainty; substantial losses we have incurred and may continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; we may need additional capital to pursue our growth strategy; loss or decline or slowdown in the growth in business from our key customers, such as Caterpillar Inc., (“Caterpillar”), Komatsu Ltd., (“Komatsu”), Hitachi Construction Machinery Co., Ltd., (“Hitachi”), and Asset Intelligence, a subsidiary of I.D. Systems, Inc., other value-added resellers or VARs and international value-added resellers or IVARs; loss or decline or slowdown in growth in business of any of the specific industry sectors the Company serves, such as transportation, heavy equipment, fixed assets and maritime; dependence on a few significant customers; our acquisitions may expose us to additional risks; litigation proceedings; technological changes, pricing pressures and other competitive factors; the inability of our international resellers and licensees to develop markets outside the United States; the inability to obtain or maintain the necessary regulatory approvals or licenses for particular countries or to operate our satellites; market acceptance and success of our Automatic Identification System (“AIS”) business; satellite launch and construction delays and cost overruns of our next-generation satellites and launch vehicles; in-orbit satellite failures or reduced performance of our existing satellites; significant liabilities created by products we sell; the $45 million 9.5% Senior Notes that we issued on January 4, 2013 could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; inability to operate due to changes or restrictions in the political, legal regulatory, government administrative and economic conditions and developments in the United States and other countries and territories in which we operate; and changes in our business strategy. In addition, specific consideration should be given to various factors described in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012. The Company undertakes no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts
Investor Inquiries:	Media Inquiries:
Robert Costantini	Chuck Burgess
EVP and Chief Financial Officer	President
ORBCOMM Inc.	The Abernathy MacGregor Group
703-433-6305	212-371-5999
clb@abmac.com

ORBCOMM Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$77,496	$34,783
Marketable securities	—	27,969
Accounts receivable, net of allowances for doubtful accounts of $374 and $300	13,001	10,703
Inventories	4,047	3,748
Prepaid expenses and other current assets	2,030	1,484
Deferred tax assets	126	164

Total current assets	96,700	78,851
Satellite network and other equipment, net	129,156	101,208
Goodwill	19,842	14,740
Intangible assets, net	10,772	7,791
Restricted cash	2,195	2,195
Deferred tax assets	464	398
Other assets	3,168	1,583

Total assets	$262,297	$206,766

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,869	$2,899
Accrued liabilities	14,303	11,271
Current portion of deferred revenue	3,266	2,394

Total current liabilities	20,438	16,564
Note payable - related party	1,537	1,503
Note payable, net of current portion	45,000	3,398
Deferred revenue, net of current portion	2,227	1,959
Deferred tax liabilities	636	397
Other liabilities	2,265	557

Total liabilities	72,103	24,378

Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders’ equity
Preferred Stock Series A, par value $0.001; 1,000,000 shares authorized; 128,989 and 161,359 shares issued and outstanding	1,288	1,612
Common stock, par value $0.001; 250,000,000 shares authorized; 47,733,787 and 46,783,568 shares issued at September 30, 2013 and December 31, 2012	48	47
Additional paid-in capital	253,027	248,469
Accumulated other comprehensive income	341	633
Accumulated deficit	(64,222)	(67,956)
Less treasury stock, at cost, 29,990 shares at September 30, 2013 and December 31, 2012	(96)	(96)

Total ORBCOMM Inc. stockholders’ equity	190,386	182,709
Noncontrolling interests	(192)	(321)

Total equity	190,194	182,388

Total liabilities and equity	$262,297	$206,766

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Service revenues	$13,767	$12,708	$41,174	$36,657
Product sales	5,926	3,386	13,798	11,635

Total revenues	19,693	16,094	54,972	48,292

Costs and expenses (1):
Costs of services	6,214	5,108	17,196	14,764
Costs of product sales	4,121	2,335	10,495	8,006
Selling, general and administrative	6,656	5,390	19,714	16,330
Product development	721	630	2,008	1,811
Acquisition-related costs	771	67	1,391	700

Total costs and expenses	18,483	13,530	50,804	41,611

Income from operations	1,210	2,564	4,168	6,681
Other income (expense):
Interest income	5	24	34	74
Other income	41	16	382	68
Gain on extinguishment of debt, net of expenses	—	—	—	1,062
Interest expense	(3)	(13)	(54)	(45)

Total other income	43	27	362	1,159

Income before income taxes	1,253	2,591	4,530	7,840
Income taxes	254	284	603	1,080

Net income	999	2,307	3,927	6,760
Less: Net income (loss) attributable to the noncontrolling interests	13	(17)	147	145

Net income attributable to ORBCOMM Inc.	$986	$2,324	$3,780	$6,615

Net income attributable to ORBCOMM Inc. common stockholders	$971	$2,307	$3,734	$6,562

Per share information-basic:
Net income attributable to ORBCOMM Inc.	$0.02	$0.05	$0.08	$0.14

Per share information-diluted:
Net income attributable to ORBCOMM Inc.	$0.02	$0.05	$0.08	$0.14

Weighted average common shares outstanding:
Basic	47,498	46,729	47,213	46,596

Diluted	48,728	47,559	48,475	47,432

(1) Stock-based compensation included in costs and expenses:
Costs of services	$81	$71	$202	$185
Costs of product sales	24	5	71	14
Selling, general and administrative	452	290	1,444	913
Product development	117	41	177	105

	$674	$407	$1,894	$1,217

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine months ended
	September 30,
	2013	2012
Cash flows from operating activities:
Net income	$3,927	$6,760
Adjustments to reconcile net income to net cash provided by operating activities:
Change in allowance for doubtful accounts	94	(19)
Change in the fair value of acquisition-related contingent consideration	(153)	(130)
Amortization of the fair value adjustment related to StarTrak warranty liabilities	(63)	(166)
Depreciation and amortization	4,214	3,480
Stock-based compensation	1,894	1,217
Foreign exchange losses (gains)	19	(66)
Amortization of premium on marketable securities	187	606
Increase in fair value of indemnification assets	(138)	(84)
Deferred income taxes	198	255
Gain on extinguishment of debt and accounts payable	—	(1,214)
Amortization of transition shared services	—	114
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,746)	(2,258)
Inventories	1,368	562
Prepaid expenses and other assets	(909)	278
Accounts payable and accrued liabilities	(2,573)	(924)
Deferred revenue	(902)	638
Other liabilities	34	(161)

Net cash provided by operating activities	5,451	8,888

Cash flows from investing activities:
Capital expenditures	(25,985)	(11,658)
Purchases of marketable securities	(51,448)	(52,493)
Proceeds from maturities of marketable securities	79,230	50,352
Acquisition of net assets of GlobalTrak, net of cash acquired of $1,037	(1,867)	—
Acquisition of net assets of MobileNet	(3,231)	—
Change in restricted cash	—	1,025
Acquisition of net assets of LMS	—	(4,000)

Net cash used in investing activities	(3,301)	(16,774)

Cash flows from financing activities
Proceeds received from issuance of $45,000 Senior Notes	45,000	—
Cash paid for debt issuance costs	(1,287)	—
Proceeds received from exercise of stock options	760	—
Purchase of noncontrolling ownership interests in Satcom
International Group plc	—	(199)
Repayment of Satcom notes payable	—	(253)
Principal payments of note payable	(3,450)	(187)
Principal payments of capital leases	(160)	(367)

Net cash provided by (used in) financing activities	40,863	(1,006)

Effect of exchange rate changes on cash and cash equivalents	(300)	(85)

Net increase (decrease) in cash and cash equivalents	42,713	(8,977)
Cash and cash equivalents:
Beginning of period	34,783	35,061

End of period	$77,496	$26,084

The following table reconciles our Net Income attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2013	2012	2013	2012
Net Income attributable to ORBCOMM Inc.	$986	$2,324	$3,780	$6,615
Net interest (income) expense	(2)	(11)	20	(29)
Provision for income taxes	254	284	603	1,080
Depreciation and amortization	1,586	1,290	4,214	3,480

EBITDA	$2,824	$3,887	$8,617	$11,146

Stock-based compensation	674	407	1,894	1,217
Noncontrolling interests	13	(17)	147	145

Adjusted EBITDA	$3,511	$4,277	$10,658	$12,508

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes and depreciation and amortization. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget. The Company also believes that EBITDA, adjusted for Stock-based compensation expense, and Noncontrolling interests is useful to investors to evaluate the Company’s core operating results and financial performance and its capacity to fund capital expenditures, because it excludes items that are significant non-cash expenses reflected in the Condensed Consolidated Statements of Operations. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While ORBCOMM considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented above.